Filed Pursuant to Rule 424(b)(4)

Registration Statement 333-229201

PROSPECTUS

natuR INTERNATIONAL CORP.

120,481,405 Shares

Common Stock

This prospectus relates solely to the offer and sale from time to time of up to an aggregate of 120,481,405 shares of our common stock by Alpha Capital Anstalt (“Alpha”), the selling stockholder identified in this prospectus. These shares consist of shares of our common stock issuable under shares of Series A Preferred Stock and warrants that we issued to Alpha pursuant to a private placement of our securities.

This prospectus describes the general manner in which the shares of common stock may be offered and sold by Alpha. If necessary, the specific manner in which shares of common stock may be offered and sold will be described in a supplement to this prospectus.

We are not offering any shares of common stock for sale under this prospectus, and we will not receive any of the proceeds from the sale or other disposition of the shares of common stock offered hereby.

Our common stock is listed on the OTCQB under the symbol “NTRU.” On January 9, 2019, the closing price of the common stock on the OTCQB was $0.09.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is  February 1, 2019

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling stockholder, or its transferees. The prospectus supplement may add, update or change information in this prospectus. If information in a prospectus supplement is inconsistent with the information in this prospectus, you should rely on the information in that prospectus supplement. You should read both this prospectus and the information incorporated by reference and, if applicable, any prospectus supplement hereto. See the sections “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus for more information.

Unless the context requires otherwise, in this prospectus Natur International Corp., formerly Future Healthcare of America (“Parent”) and Natur Holding B.V. (“Natur” or “Subsidiary”) shall collectively be referred to as “NIC”, “the Company”, “we”, “us”, and “our” unless otherwise noted.

Some of our trademarks, including our product logo, are used in this prospectus, which are intellectual property owned by the Company. This prospectus also includes trademarks, tradenames, and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the TM symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

We have not, and the selling stockholder has not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or in any supplement to this prospectus, and neither we nor the selling stockholder take any responsibility for any other information that others may give you. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should carefully read this prospectus in its entirety before investing in our common stock, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Overview

The Company’s primary subsidiary, Natur, was founded in late 2015 and has its headquarters in Amsterdam, the Netherlands. The current products include a range of cold pressed juices and healthy snacks. These products are currently sold, either directly or through distribution partners, in the Netherlands and the United Kingdom. The Company is formulating plans for further expansion in Europe and, ultimately to North America. Technology is the force of our innovation as we build culturally relevant consumer products that nurture the human body.

Natur’s products are produced by a primary product supplier, AMC Juices, which is also the parent company of one of our significant shareholders, SFI Gestion de Participaciones Minoritarias SL. AMC Juices is one of the leading European suppliers of “white label” natural juices to over 70 of the largest retail chains in Europe. AMC is well known as the sector’s innovation leader in Europe with proprietary manufacturing and production technologies. The Natur products deploy patented technologies to proprietary fruit, vegetable and nutrient dense blends that are bottled or packed under technologically advanced food safety measures, including cold high pressure processing to bring fresh tasting fruit and vegetable blends to market through more than 15 product types.

Natur’s product route to market combines direct-to-business, direct-to-consumer and distribution through select distributors. We also operate our flagship branded store in the Amsterdam canal district to operate as a consumer experiential environment. Our direct to consumer distribution is done via our own ‘flagship’ store outlet, in-shop solutions, supermarket chains, health clubs and online sales., In this regard we have created a robust multi-country, e-commerce platform that offers “curated” propositions and personalized delivery options to optimally increase our direct-to-consumer relationship. We also make use of tailored social media tools and sophisticated, catching viral marketing campaigns.

The Natur products offer consumers a value proposition of the most authentic, affordable fresh fruit and vegetable juice experience that democratizes clean, healthy, eating and drinking occasions.

Corporate Information

Natur operated as a private enterprise in the Netherlands from its founding in 2015 through November 13, 2018, when it was acquired as a wholly owned subsidiary in a share exchange transaction by Future Healthcare of America.

Future Healthcare of America was formed on June 22, 2012, and its operations in the field of providing home healthcare and health care staffing services in Wyoming and Montana commenced in 2014 after several corporation reorganization actions. During 2018, Future Healthcare of America began to discontinue its home healthcare services due to demographic changes in its market areas while it was negotiating and preparing to acquire Natur. The current continuing operations of Future Healthcare of America is pursuing outstanding claims, settling legal actions and otherwise winding up the healthcare services business operations. This discontinuation of its healthcare operations is expected to continue into at least the second quarter of fiscal year 2019.

On December 28, 2018, Future Healthcare of America changed its corporate name to Natur International Corp. The trading symbol on The OTC Market, as of January 7, 2019, is “NTRU.”

The primary continuing activities of the consolidated company, consisting of Natur International Corp. and Natur Holding BV, are those activities as a producer and distributor of fresh fruit and vegetable juices as described above.

Our executive offices are located at Jachthavenweg 124, 1081 KJ Amsterdam, The Netherlands. Our telephone number is 011-31-20-578-7730.

THE OFFERING

The following is a brief summary of certain terms of this offering.

Shares offered by the Selling Stockholder:	120,481,405 shares

Offering Price:	Determined at the time of sale by the selling stockholder

Use of Proceeds:	We will not receive any proceeds from the sale of the shares of common stock by selling stockholders covered by this prospectus

Common Stock Outstanding as of January 11, 2019:	129,049,129 shares, which excludes the (i) 81,481,405 shares issuable on conversion of the Class A Preferred Stock, (ii) the 100,000,000 shares issuable on conversion of the Class B Preferred Stock, and (iii) the 39,000,000 shares issuable on exercise of outstanding warrants

Risk Factors:	Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” of this prospectus.

OTCQB Trading Symbol:	NTRU

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus by Natur International Corp. (“Parent”) and Natur Holding B.V. (“Natur” or “Subsidiary”) (collectively “NIC,” “the Company,” “our” or “we”) contains “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements relate to future events or future performance and include, without limitation, statements concerning the Company’s business strategy, future revenues, market growth, capital requirements, product introductions and expansion plans and the adequacy of the Company’s funding. Other statements contained in this prospectus that are not historical facts are also forward-looking statements. The Company has tried, wherever possible, to identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and other comparable terminology.

The Company cautions investors that any forward-looking statements presented in this prospectus, or that the Company may make orally or in writing from time to time, are based on the beliefs of, assumptions made by, and information currently available to, the Company. Such statements are based on assumptions, and the actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond the Company’s control or ability to predict. Although the Company believes that its assumptions are reasonable, they are not guarantees of future performance, and some will inevitably prove to be incorrect. As a result, the Company’s actual future results can be expected to differ from its expectations, and those differences may be material. Accordingly, investors should use caution in relying on forward-looking statements, which are based only on known results and trends at the time they are made, to anticipate future results or trends. Certain risks are discussed in this prospectus and also from time to time in the Company’s other filings with the Securities and Exchange Commission (the “SEC”).

This prospectus and all subsequent written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. The Company does not undertake any obligation to release publicly any revisions to its forward-looking statements to reflect events or circumstances after the date of this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes, before investing in our common stock. If any of the following risks materialize, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business

Because our business and marketing plans may be unsuccessful, we may not be able to continue operations as a going concern. Our ability to continue as a going concern is dependent upon our generating cash flow that is sufficient to fund operations or finding adequate investment or borrowed capital to support our operations. Our business and marketing plans may not be successful in achieving a sustainable business and generating revenues. We have no arrangements in place for sufficient financing to be able to fully implement our business plan. If we are unable to continue as planned currently, we may have to curtail some or all of our business plan and operations. In such case, investors will lose all or a portion of their investment.

The audit report for our financial statements and our financial statements have “going concern” disclosure. The Company has concluded that its negative working capital and decreased cash flows from operations are conditions that raised substantial doubt about the Company’s ability to continue as a going concern. Without a successful plan in place from management these conditions could negatively impact the Company’s ability to meet its financial obligations over the next year. The Company has implemented a plan to address the going concern situation as follows:. (i) the Company will continue to generate additional revenue (and cash flows from operations) partly as a result of the Company’s expansion into new product lines during 2019 and partly from Company wide sales initiatives; and (ii) the Company has instituted cost saving initiatives and an organization restructuring program that is designed to have an additional positive impact on the cost-basis of the organization. Notwithstanding the foregoing, there is no assurance that the Company will not continue to have a going concern note or disclosure.

Our products have a limited shelf life. The Natur products are made with fresh ingredients, therefore they have a limited shelf life and must be transported and stored in cooled locations and consumer shelving. In order to maintain our “day-of-production” flavor, we further restrict the shelf life of products through early expiration dates. The restricted shelf life means that we don’t have any significant finished goods inventory and our operating results are highly dependent on our ability to accurately forecast near term sales in order to adjust fresh fruit and vegetable sourcing and production. We do not have a long history of forecasting product demand, and we may not be able to accurately forecast product demand in the future. When we don’t accurately forecast product demand, we anticipate being either unable to meet higher than anticipated demand or producing excess inventory that cannot be profitably sold.

Our trade partners may have the right to return unsold products. Natur may enter into agreements with our trade partners that provide a right to return unsold products. Due to the limited shelf life Natur might need to destroy the products because they can’t be sold anymore. This right may reduce the income due to Natur for the destroyed products, which will have a negative impact on its earnings.

Cost sensitivity. Our profitability is highly sensitive to increases in raw materials, labor, shipping and other operating costs. Unfavorable trends or developments related to inflation, raw material supply, labor and employee benefit costs, including increases in hourly wage and minimum unemployment tax rates, rent increases resulting from the rent escalation provisions in our leases, and the availability of employees may also adversely affect our results.

Typical of smaller companies at the early stage of development, we expect our quarterly results to fluctuate. Due to our limited scale and the need for expansion we expect that our results of operations will fluctuate on a quarterly basis and due to the total size of the Company, which may have a large effect on our total financial results.

Claims related to product liability. Because our products are not irradiated or chemically treated, they are perishable and contain certain naturally occurring microorganisms. We may receive complaints from consumers regarding ill effects allegedly caused by our products. These claims may result in monetary damages payable to persons that have had adverse reactions to our products. Also, these claims may result in adverse publicity. Either of these outcomes could seriously harm our business, our business reputation, sales and results of operations. Although we maintain product liability insurance, our coverage may not be sufficient to cover the cost of defense or related damages in the event of a significant product liability claim.

Claims related to our product assertions. Our products are sold as natural, cold pressed fruit and vegetable products containing substantial amounts of various ingredients. We also make various other assertions about our products, such as no additives, no sugar and no preservatives. Consumers and other consumer groups often challenge these types of claims. The law in the area of what is natural and other aspects of our marketing our products is not settled and in most cases not statutory. In the US, there is a mixture of federal and state law that is not consistent. Therefore, we may be subject to various claims about our advertising and our products from time to time, which may cause us to pay monetary damages, change our advertising or change our products. Any of these actions may result in adverse consequences to our operations, our product placement and results of operations.

Sources of raw materials. We depend upon the fruit and vegetable produced in various locations, with a current dependence on raw materials from Spain and a few other countries. The farming locations and the agricultural production may be damaged or limited as a result of windstorms, pests or plant disease. As our products are meant to be healthy options, our suppliers of raw materials are not able to use many agricultural chemicals, and therefore, they may not be able to maintain production in the quantities that we will need from time to time. Any decrease in the supply of fresh fruit and vegetables could have a material adverse effect on our business and results of operations.

We depend on one supplier for a significant amount of our raw materials and product development. We rely on one supplier for a majority of our raw materials. We also are largely dependent on this supplier for important aspects of our product development. This supplier is a significant shareholder of the Company. In the believed unlikely event that this supplier is unable to provide us with the current level of raw materials and any increase in the raw materials due to an increase in our product requirements, our business may be adversely impacted. Additionally, if we are not able to obtain the product development services that are currently provided, our business development and the innovation of our products will suffer, which may have an adverse impact on our business. We do not have any alternative suppliers or product developers from which we can obtain the quality or quantity of raw materials and services.

Concentration of production capacity. Virtually all of our juice production capacity is located at Murcia, Spain, which includes our cold pressing, blending and bottling capability. Because currently we maintain minimal finished goods inventory at our production location as part of our “day-of-production” production system, we could be challenged to continue to produce an adequate supply of products in the event that production at or transportation from our production facility were interrupted by fire, flood or other natural disasters, work stoppages, regulatory actions or other causes. Any significant interruption would seriously harm our business and results of operations.

Currently, our products are distributed in a limited geographic area. Our wholesale accounts and retail trade partners are located in the Netherlands and the United Kingdom. Most of our sales are in the metropolitan areas within that region. Due to this concentration, natural disasters, economic downturns and other conditions affecting the region may adversely affect our product distribution and our business generally, and our results of operations.

Brexit may have an adverse impact on the Company. The consequences to the Company, if any, of Brexit cannot be determined at this time. If there is an impact, it will depend on the quantity of products that are being sold by the Company to distributors and consumers located in the United Kingdom, and what those sales represent of the overall sales and revenues of the Company. Some of the consequences of Brexit may include (i) delays in the shipping and delivery of our products due to border conditions, which delay may have an impact on the limited shelf life of our products, thereby limiting their marketability, (ii) increased costs due to duties and other imposts imposed on the importation of goods into the United Kingdom, and (iii) other non-tarriff barriers that the United Kindom may impose, such as changing regulations concerning our products that are different than those of the European Union.

We have a limited range of products and therefore have a limited diversification. Natur’s business is vertically integrated and centered around essentially one type of product, all-natural super-premium beverages and healthy snacks, sold primarily through our direct-store-delivery system and a limited number of distributors. Any significant disruption in our product supply to the consumer and any decrease in the consumption of our products generally or specifically would have an adverse effect on our business and results of operations.

Risks related to outsourced product development. The Company obtains its finished products from third-party suppliers. Following any anticipated or unanticipated change, shortages could result in costs of goods, or adversely affect the Company’s ability bring a product to market. Price increases due to inflationary pressures or supply side shortages from a contract packer would directly affect the Company’s profitability if increases were not successfully passed on to customers.

Risks related to expansion of our product lines and distribution. Our continued growth depends in part upon our ability to expand into new geographic areas, either through internal growth or by acquisition. It also depends on having the necessary capital, being able to increase production, finding raw materials that satisfy our criteria, expanding distribution channels and securing consumers through our marketing efforts and those of others. Due to the extent of our operating losses in recent years, we currently anticipate limited expansion in during the next fiscal year and thereafter. There can be no assurance that we will expand into new product lines or geographic areas or be able to invest in new markets. There can be no assurance that if expansion or investment is undertaken that it will be successful or that expansion can be accomplished on a profitable basis. Demands on management and working capital costs resulting from the perishable nature of our products may limit the ability, or increase the cost of, expansion into new regions. Furthermore, consumer tastes vary by region, and there can be no assurance that consumers located in other regions will be receptive to our products.

Acquisitions of existing businesses have many risks, many of which cannot be anticipated. Acquisitions of other businesses, assets or products typically involve a number of special risks, including the diversion of management’s resources, issues related to the assimilation of the operations and personnel of the acquired businesses, potential adverse effects on operating results and amortization of acquired intangible assets. In addition, gross margins may be negatively impacted to the extent that gross margins on acquired product lines are lower than our own product’s average gross margins. If we seek and find attractive acquisition candidates, we may not be able to complete the transaction on acceptable terms, to successfully integrate the acquisition into our operations, or to assure that the acquisition won’t have an adverse impact on our operations. Any plans to invest in new markets or to consider additional acquisitions may cause us to seek additional financing that may be dilutive to current investors or result in a higher debt-to-equity ratio than would otherwise be the case. Any financing we obtain may not be on terms favorable to us, even if it is available.

Competition. We currently compete with the following products distributed in our current markets: Innocent, Naked Juice, Savsé, and Coolbest. In the near future, we expect to expand into the German, Moldavian, French, Swiss, and United States markets and we will encounter further competition from competitors that are active in those markets. New products are introduced all the time, many of which will be directly competitive to our products or may be competitive on a tangential basis, but in all cases likely diluting our place in the market as a provider of cold-pressed juice and other fruit and vegetable products. There is efforts by large established companies, regional companies and local producers to address the healthy living and aging consumer goods products, such as Odwalla and Naked Juice. We also face competition from local outlets selling smoothie products and other fresh squeezed products and white label products offered by chain outlets. While we believe that we compete favorably with our competitors on factors including quality, nutritional integrity, food safety, merchandising, service, sales and distribution, multiple flavors, brand name recognition and loyalty, our products are typically sold at prices higher than most other competing beverage and bar products. Significant competitive pressure from these or other companies could negatively impact our sales and results of operations.

Shifting Consumer Tastes. Consumer acceptance and desire for existing and emerging healthy foods, snacks and beverages are continually changing and are extremely difficult to predict. The Company is striving to be on the right side of this macro shift at all times. Increased consumer concerns about nutrition, healthy diets (some known as Paleo, KETO, Whole30, and GAPS regimens) and food allergies are ever changing. This brings to our business the risk that sales of our products may decline due to perceived health concerns, changes in consumer tastes or other reasons beyond the control of the Company. The consumer acceptance and resulting success of new products will be one of the keys to the success of the Company’s business plan. There can be no assurance that the Company will succeed in the development of any new products or that any new products developed by the Company will achieve market acceptance or generate meaningful revenue for the Company.

Brand Image. Company success is tied to its ability to maintain the brand image and product quality for the Company’s existing products, new products and brand extensions. The Company can give no assurance that the Company’s advertising, marketing and promotional programs will have the desired impact on its products’ brand image and on consumer preferences. Real or imagined product quality issues or contaminations, even if blatantly false, could adversely affect to the Company’s profitability and brand image. There is no assurance that the Company will not be party to product liability litigation. If the Company experiences product liability claims, the Company’s financial condition and business operations could be materially adversely affected.

Marketing Costs. Adequate retail authorization, distribution and shelf space for product availability, particularly in hypermarkets, are required for success in marketing health food, snack and beverage products. These authorizations can require additional marketing support spending to obtain additional shelf space. In general, this is a competitive condition the Company will meet, or choose otherwise. The Company may incur significant shelf space or other promotional costs as a necessary condition of entering into competition or maintaining market share in particular markets or stores, and, if incurred, such costs may materially affect the Company’s financial performance.

Our products may be contaminated, tainted or damaged by third parties acting beyond our control. Third parties, acting on behalf of the Company, manufacture and physically distribute the Company’s products. Therefore, our products could become contaminated, tainted or damaged by these other parties whose actions are beyond the control of the Company. The third parties that we engage for manufacturing and distributing our product and the retail outlets for our products must take adequate precautions not to contaminate, taint or damage the Company’s products. Although we have established handling protocols and we believe our manufacturer, distributors and retailers will follow these protocols and use good commercial sense in handling a perishable product, the Company cannot be certain that its products will not be damaged in the ordinary course of business. In the event the Company’s products are damaged, contaminated or tainted, the Company may experience an adverse financial effect due to lost sales, the cost of a product recall, and product liability damages and an adverse business effect due to reputational damage and reluctance of consumers to trust our products. The Company, at this time, cannot estimate any cost or liability amounts that the Company might incur in connection damaged, contaminated or tainted products.

We are dependent on the continued services and on the performance of our senior management and other key personnel. The loss of the services of any of our executive officers, such as Ellen Berkers, our Chief Executive and Financial Officer, or other key employees could have a material adverse effect on our business, operating results and financial condition. We also depend on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, sales, operational, business development and customer service personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel. The failure to attract and retain necessary skilled personnel could have a material adverse effect on our business, operating results and financial condition.

If the protection of trademark, brands and other proprietary rights is inadequate, we could lose our proprietary rights and experience a loss of revenues. We rely on a combination of copyright, trademark, trade dress and trade secret laws, employee and third-party non-disclosure and invention assignment agreements and other methods to protect our proprietary technology. Despite these precautions, it may be possible for unauthorized third parties to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the steps taken by us to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our trademarks, copyrights and similar proprietary rights. If we resort to legal proceedings to enforce our IP rights, those proceedings could be expensive and time-consuming and could distract our management from our business operations.

Intellectual property claims against us can be costly and could impair our business. We cannot predict whether third parties will assert claims of infringement against us, or whether any future assertions or prosecutions will harm our business. Although we take significant steps to make sure that our products do not infringe on the rights of others, there is always the possibility that another person or company may assert that we infringed on their proprietary rights. If we are forced to defend against any such claims, whether they are with or without merit or are determined in our favor, we may face costly litigation, diversion of management, or product launch delays, any of which could adversely impact our business. As a result of such a dispute, we may have to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, if at all. If there is a successful claim of intellectual property infringement against us and we are unable to license the infringed or similar IP on a timely basis, our business could be impaired.

Prior employers of our employees may assert violations of past employment arrangements. Prior employers of our employees may try to assert that our employees are breaching restrictive covenants and other limitations imposed by past employment arrangements. We believe that all of our employees are free to work for us in their various capacities and have not breached past employment arrangements. Notwithstanding our care in our employment practices, a prior employer may assert a claim. Such claims will be costly to contest and highly disruptive to our work environment, and may result in a detrimental effect on our operations.

Government regulations may increase our costs of doing business. The adoption or modification of laws or regulations relating to our business could harm our operating results and financial condition by increasing our costs and administrative burdens. Laws and regulations directly applicable our business are becoming more diverse and prevalent in all the markets where we are likely to distribute our products. We must comply with regulations in Europe, the United States, as well as any other regulations adopted by other countries where we do business. Compliance with any newly adopted laws or regulations may prove difficult for us and may harm our business, operating results and financial condition.

We will require additional capital in the future, which may not be available on terms acceptable to us, or at all. Our future liquidity and capital requirements will depend upon numerous factors, including the success of our products and market developments. We will need to raise funds through public or private financings, strategic relationships or other arrangements. There can be no assurance that such funding, will be available on terms acceptable to us, or at all. If funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution in net book value per share, and such equity securities may have rights, preferences or privileges senior to those of the holders of our existing capital stock. Furthermore, any debt financing, if available, may involve restrictive covenants that may limit our operating flexibility with respect to certain business matters. If adequate funds are not available on acceptable terms, we may not be able to continue to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, operating results and financial condition.

Risks Related to Ownership of Our Common Stock

There is not an active market for our Common Stock. There has been no sustained activity in the market for our Common Stock and we cannot provide any assurances that an active market for our Common Stock will ever develop. Investors should understand that there may be no alternative exit strategy for them to recover or liquidate their investments in our Common Stock. Accordingly, investors must be prepared to bear the entire economic risk of an investment in the Company for an indefinite period of time. If an active market ever develops for our Common Stock, we anticipate that our then financial condition and product offerings will greatly impact the market value of our Common Stock. The market value at any point in time may not reflect the value of our business or our business prospects.

We are subject to the reporting requirements of the United States securities laws, which will require expenditure of capital and other resources. We are a public reporting company subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other federal securities laws, including, without limitation, compliance with the Sarbanes-Oxley Act (“Sarbanes”). The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders will cause our expenses to be substantially higher than they would otherwise be if we were privately-held. It will be difficult, costly, and time-consuming for us to develop and implement internal controls and reporting procedures required by Sarbanes, and we will require additional staff and third-party assistance to develop and implement appropriate internal controls and procedures.

Because we are subject to the “penny stock” rules as our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced. If an active trading market does develop for our stock, it is likely that our stock will be subject to the regulations applicable to penny stocks. The regulations of the SEC promulgated under the Exchange Act that require additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The SEC regulations define penny stocks to be any non-exchange equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, those regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a standardized risk disclosure schedule prepared by the SEC, to provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the purchaser’s account, to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a stock that becomes subject to the penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage market investor interest in and limit the marketability of our Common Stock.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, Inc. (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit an investor’s ability to buy and sell our stock.

We may not be able to attract the attention of major brokerage firms or securities analysts in our efforts to raise capital. In due course, we plan to seek to have our Common Stock quoted on a national securities exchange in the United States. There can be no assurance that we will be able to garner a quote for our Common Stock on an exchange. Even if we are successful in doing so, security analysts and major brokerage houses may not provide coverage of us. We may also not be able to attract any brokerage houses to conduct secondary offerings with respect to our securities.

Because future sales by our stockholders could cause the stock price to decline, our investors may lose money on their investment in our Common Stock. No predictions can be made of the effect, if any, that market sales of shares of our Common Stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our Common Stock could adversely affect the prevailing market price of our Common Stock, as well as impair our ability to raise capital through the issuance of additional equity securities.

Risks Relating to the Offering by the Selling Stockholders

We may become obligated to pay liquidated damages if we fail to file, obtain effectiveness and maintain effectiveness of a registration statement under a registration rights agreement we entered into with the selling stockholder.

We have granted to the selling stockholder resale registration rights pursuant to the terms of a registration rights agreement. In addition to the registration rights, the selling stockholder is entitled to receive liquidated damages upon the occurrence of a number of events relating to filing, becoming effective and maintaining an effective registration statement covering the securities being registered. The liquidated damages will be payable upon the occurrence of each of those events and each monthly anniversary thereof until cured. The amount of liquidated damages payable per monthly period is equal to 2% of the aggregate purchase price paid by the selling stockholder, provided, however, the maximum aggregate liquidated damages payable to the selling stockholder is 10% of the aggregate subscription amount paid by such selling stockholder pursuant to the private placement.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by the selling stockholder.

If the selling stockholder exercises its warrants for cash, the Company will receive up to $2,800,000. Any funds received from the exercise of these warrants will be used for working capital.

SELLING STOCKHOLDER

2018 Private Placement Financing

On September 21, 2018, the Company entered into a Securities Purchase Agreement (the “SPA”) pursuant to which it sold to Alpha Capital Anstalt (“Alpha”) 2,469.131 shares of non-voting, convertible Series A Preferred Stock, each share convertible into approximately 33,000 shares of Common Stock at the rate of $.030303 per share. Alpha also purchased two warrants, one pursuant to the SPA that is exercisable for 33,000,000 shares of Common Stock at an exercise price of $.060606 per share and one pursuant to a debt cancellation agreement exercisable for 6,000,000 shares of Common Stock at an exercise price of $.15 per share. The aggregate purchase price for the Series A Preferred Stock and the two warrants was $2,000,000 in cash and conversion of approximately $769,000 of principal debt and interest due to Alpha from the Company under a prior loan agreement.

In connection with the SPA, the Company and Alpha also entered into a registration rights agreement providing for the registration for re-sale by Alpha of the Common Stock issuable upon conversion of the Series A Stock and upon exercise of the two warrants. We have committed to file the registration statement no later than January 11, 2019 and to cause the registration statement to become effective no later than the 60th calendar day following the filing date (or, in the event of a “full review” by the Securities and Exchange Commission (“SEC”), the 90th calendar day following the filing date). The registration rights agreement provides for liquidated damages upon the occurrence of certain events, including our failure to file the registration statement or cause it to become effective by the deadlines set forth above. The amount of liquidated damages payable to Alpha would be 2% of the aggregate amount invested by Alpha for each 30-day period, or pro rata portion thereof, during which the default continues, up to a maximum amount of 10% of the aggregate amount invested by Alpha. We filed the registration statement of which this prospectus is a part with the SEC pursuant to the registration rights agreement.

Selling Stockholder Table

The following table sets forth for the selling stockholder, the name, the number and percentage of shares of common stock beneficially owned as of January 11, 2019, the maximum number of shares of common stock that may be offered pursuant to this prospectus and the number and percentage of shares of common stock that would be beneficially owned after the sale of the maximum number of shares of common stock, and is based upon information provided to us by the selling stockholder for use in this prospectus. The information presented in the table is based on 129,049,192 shares of our common stock outstanding on January 11, 2019, and excludes the additional 100,000,000 shares of common stock that will be issued upon conversion of the Class B Preferred Stock once the number of authorized shares of common stock is increased by appropriate board of director action and approval by a majority of the issued and outstanding shares of equity stock. It is anticipated that this increase will be effected by a consent of the stockholders and will be notified through the process of an Information Statement on Schedule 14C.

	Shares Beneficially Owned Before Offering(1)		Maximum Number of Shares to be Sold	Shares Beneficially Owned After the Sale of the Maximum Number of Shares
NAME OF SELLING STOCKHOLDER	Number	Percentage	Hereunder	Number	Percentage

Alpha Capital Anstalt(2)	120,481,405	9.99%	120,481,405	0	*

*	Represents beneficial ownership of less than one percent.

(1)	Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission. In calculating the number of shares beneficially owned and the percentage ownership of a selling stockholder, shares underlying convertible securities held by the selling stockholder that are either currently convertible or exercisable or convertible or exercisable within 60 days are deemed outstanding.

(2)	Alpha holds 2,469.131 shares of Series A Preferred Stock which are currently convertible into an aggregate of 81,481,405 shares of common stock. Alpha also holds two warrants to acquire up to 39,000,000 shares of common stock. The total number of shares of common stock that Alpha is able to acquire is 120,481,405 shares. Under the terms of the Series A Preferred Certificate of Designation and the terms of the warrants, the holder thereof may not own in excess of 9.9% of the common stock of the Company, which currently is equal to 12,892,014 shares of common stock. The address for Alpha Capital Anstalt is Pradafant 7, Furstentums 9490, Vaduz, Liechtenstein. Konrad Ackermann holds voting and dispositive power over such shares.

PLAN OF DISTRIBUTION

The selling stockholder, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholder may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

●	a combination of any such methods of sale.

The selling stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as a selling stockholder under this prospectus. The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of our common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholder from the sale of the common stock offered by it will be the purchase price of the common stock less discounts or commissions, if any. The selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from the sale of common stock by the selling stockholder.

The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Any selling stockholder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the name of the selling stockholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholder against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

BUSINESS

Company mission and overview.

Natur’s vision is for technology to be the force of our innovation as we build culturally relevant consumer products that nurture the human body. The mission of Natur is to deliver 100% natural products that are good for everyone and for nature, with an aim to sell products that meet or exceed consumer expectations for health, wellness and good taste. Natur selects specially bred fruits and vegetables, committing not to use concentrates, preservatives, stabilizers or additives in our products. Natur further invests in sustainability projects to reduce the environmental impact of our own activities.

Business Overview

Natur integrates new manufacturing technologies with standard practices to extend the shelf life of its products and yet remain Naturalicious (natural & delicious) to build out its value chain for the burgeoning market of 100% juices and healthy snacks. It has delivered its products in the Netherlands and the United Kingdom and plans on expanding in Europe and ultimately the United States.  Our understanding and application of the technological aspects of manufacturing assures a pathogen-free food and beverage experience that preserves the nutrients and enzymes to the maximum level possible, while retaining the raw fresh nature of the products.  The result is what we believe to be the best tasting product with the maximum “goodness” and highest nutrient density -- something the consumer seeks more and more in our target markets.

Our commitment to deliver to consumers the best products possible in the market is strengthened with the market experience of our business partner, that is also a significant shareholder through their wholly owned subsidiary, the AMC Group, which is one of the leading European suppliers of “white label” natural juices to over 70 of the largest retail chains in Europe. AMC is well known as the sector’s innovation leader with proprietary manufacturing, software and production technologies.

The AMC proprietary technologies, which at the core of the proposition incorporate HPP (Cold High Pressure Processing) and SNFC (Super Non-From Concentrate), hold in the taste of freshness and yet extends shelf life to over 6 months.  AMC was one of the company’s founders that invested initially in AMC NT to lock in the strategic links between the businesses.

The clear differentiator of the Company is the natur TM  brand which is supported by its disruptive marketing. The Company finds that consumers are interested in “what we produce and how we voice this to the market” more than how it is made.  From an investment perspective, this is a fundamental component of our business model as we are not having to commit very significant capex to building our own modern production and bottling facilities to deliver into the increasing demand for our product.

In the future we anticipate delivering documented nutrigenomic (functional) properties that we believe will be an aid to personal weight management, increase energy, lower cholesterol, counter sleep disorders and boost immunity response. We believe that these product aspects will position the Natur products at the top of the European market at a mid-market price point.  This profile will be accessible internationally, as we have already undertaken preliminary discussions with distributors in major international markets outside Europe.

Our market profile will be further enhanced with the new Natur personalized snacking/juicing experience that will accelerate the trend towards “snackification” already present in more mature markets in the United States and Europe.

This all reflects the Natur brand characteristics, shaped by the management vision of becoming a leader in the “hi-tech health” food and beverage marketplace; achieved by responding to changing market needs and staying continuously ahead of emerging trends. Natur also intends to address the demand of the consumer for knowledge about what he/she consumes with a greater level of supply chain transparency.

Corporate Management

The Company and Natur have gathered a top team of experienced management and consultants in the field of food and beverage, who have an in-depth knowledge of the market arena for our products and yet have the right fit of discipline and entrepreneurial vision and drive.

The Natur Holding non-executive board has top industry relevant experience and has a hands-on drive to make the company successful and to gain a leadership position in the healthy product food and beverage market place through the offering of a palette of products that not only are natural and delicious but with functional beneficial properties and can also be supplied as organic.  Their expertise and insights in the digital world will also help drive the Natur to embrace these new delivery frontiers.

From Farm to Fridge

The founders and management believe Natur will evolve to become one of the leaders in the European market and later in the United States farm to fridge market segment, supplying superior fruit and vegetable juices, smoothies, and natural and organic snacks.  Natur is able to accommodate a great speed of market innovation and is able to meet market demands quickly; therefore Natur believes that it is well positioned to establish its market share and partner with the major international leaders to distribute our products.

Corporate History and Information

Natur was founded to formulate, manufacture and market a premium cold pressed juices product line (under the brand name “Naturalicious” - natural + delicious) and associated natural organic snacks. Natur operates in the Netherlands under the name Nature Holding, B.V.

Our parent company was founded on June 22, 2012, as a Wyoming corporation. It recently operated under the name “Future Healthcare of America.” That name was changed on December 28, 2018, when it was re-named “Natur International Corp.”

Future Healthcare of America operated two subsidiaries in Wyoming and Montana to provide home health services and nurse staffing in the Western part of the United States. After the acquisition of Natur in November 2018, the parent company commenced the discontinuance of the home healthcare operations and began to take steps to dissolve its subsidiaries and wind up its home healthcare business. Currently, its principal activity is to collect outstanding receivables from the government agencies and insurance companies that insured the recipients of its services, terminate its home healthcare operations and manage a couple of law suits.

Natur operated as a private enterprise in the Netherlands from its founding in 2015 through November 13, 2018, when it was acquired as a wholly owned subsidiary in a share exchange transaction by Future Healthcare of America on November 13, 2018, contemplated by that certain Share Exchange Agreement, among the Company and the former shareholders of Natur Holding, B.V. (the “Share Exchange Transaction”). In connection with the Share Exchange Transaction, the former shareholders of Natur received the equivalent of 215,759,999 shares of the Common Stock (the “Common Stock”), which was issued in part as 115,760,000 shares of Common Stock and in part as 100,000 shares of voting, convertible Series B Preferred Stock (the “Series B Preferred Stock”) representing 100,000,000 shares of Common Stock upon conversion. The Series B Preferred Stock will convert automatically upon the Company increasing the number of shares of Common Stock of its authorized capital, which it plans to do promptly so as to cause the conversion of the Series B Preferred Stock. Immediately after the Share Exchange Transaction, the former Natur shareholders collectively own the controlling position among the shareholders of the Company.

On September 21, 2018, the Company also executed the SPA to issue and sell to Alpha, the selling stockholder, 2,469.131 shares of non-voting, convertible Series A Preferred Stock, each share convertible into approximately 33,000 shares of Common Stock at the rate of $.030303. Alpha also purchased two warrants, one pursuant to the SPA that is exercisable for 33,000,000 shares of Common Stock at $.060606 per share and one pursuant to a debt cancellation agreement exercisable for 6,000,000 shares of Common Stock at $.15 per share. The aggregate purchase price for the Series A Preferred Stock and the two warrants was $2,000,000 in cash and conversion of approximately $769,000 of principal debt and interest due Alpha from the Company under a prior loan agreement. Alpha also cancelled approximately $651,000 of principal debt and interest due from the Company. These transactions eliminated $1,420,000 of principal debt and interest of the Company. Alpha has also agreed to reimburse up to $100,000 of the liabilities of the Company existing at the closing date. In connection with the SPA, the Company and Alpha also entered into a registration rights agreement providing for the registration of the Common Stock issuable upon conversion of the Series A Stock and upon exercise of the two warrants.

Products

The Company divides its products in five categories: 1) Fruit and Vegetable Blend Juices, 250ml, Cold Pressed, High Pressure Processed with 50 Days shelf life, 2) Fruit and Vegetable Blend Shots, 100 ml, Cold Pressed, High Pressure Processed with 50 Days shelf life, 3) Not From Concentrate, Fruit and Vegetable Juice Blends, 250ml, Mildly Pasteurized, with 180 Days shelf life, 4) Not From Concentrate Fruit Smoothies, 250ml, Mildly Pasteurized, with 180 Days shelf life, and 5) Innovative Snacking Occasions low in calories and high in daily requirements for fruits and vegetables. Below is a product description within the categories.

Fruit and Vegetable Blend Juices, 250ml, Cold Pressed, High Pressure Processed with 50 Days shelf life natur. Spicy Greens 6x 250ml NL/UK HPP ‘Grab and Go’

Spicy Greens is a savory blend of cucumber, kale, spinach, lime, mint and ginger on an apple and pear base. The juice is high in vitamin C which activates the natural energy and contributes to the immune system.

natur. The Force 6x 250ml NL/UK HPP ‘Grab and Go’

The Force is a savory blend of beetroot, carrot, cucumber, apple, acerola, blueberries, lime and ginger. The juice is high in vitamin C which contributes to the normal function of the immune system.

natur. Pearfection 6x 250ml NL/UK HPP ‘Grab and Go’

Pearfection is a fresh blend of apple, pear and acerola. Pearfection contains potassium which is a mineral that contributes to the proper functioning of your muscles.

natur. Berrylicious 6x 250ml NL/UK HPP ‘Grab and Go’

Berrylicious is a sweet juice of mixed forest fruits and apple. The juice is high in vitamin C which supports the natural defense mechanism.

natur. Fountain of Youth 6x 250ml NL/UK

Fountain of Youth is based on carrot and mango with a touch of passion fruit and turmeric. The juice is high in vitamin A which nurtures the skin. Fountain of Youth also contains turmeric which is a natural painkiller with a powerful anti-inflammatory effect.

natur. Emperor of the Sun 6x 250ml NL/UK

Emperor of the Sun is a juice made from oranges with the highest nutritional values. This bottle contains more than 60% of the daily intake of vitamin C which supports the firmness of the skin.

natur. Vitamin Sea 6x 250ml NL/UK

Vitamin Sea is a juice made from oranges and kiwis with the highest nutritional values. This bottle contains more than 60% of the daily intake of vitamin C which supports the firmness of the skin.

natur. Strawberry Sunrise 6x 250ml NL/UK

Strawberry Sunrise is a juice made from oranges and strawberries with the highest nutritional values. This bottle contains more than 60% of the daily intake of vitamin C which supports the firmness of the skin.

Fruit and Vegetable Blend Shots, 100ml, Cold Pressed, High Pressure Processed with 50 Days shelf life natur. The Charger 8x 100ml NL/UK HPP ’Shots’

The Charger is a savory blend of fennel, kale, spinach, cucumber, coriander, apple and lime. The juice is high in vitamin C which contributes to the reduction of tiredness and fatigue and increases iron absorption.

natur. The Clean 8x 100ml NL/UK HPP ’Shots’

The Clean is a savory blend of apple, beetroot, carrot, spinach, celery and lemon. The shot is high in vitamin C which contributes to the protection of cells and oxidative stress.

natur. The Glow 8x 100ml NL/UK HPP ’Shots’

The Glow is a blend based on carrot and mango with a touch of passion fruit and turmeric. The shot is high in vitamin A which nurtures the skin. It also contains turmeric which is a natural painkiller with a powerful anti-inflammatory effect.

Not From Concentrate, Fruit and Vegetable Juice Blends, 250ml, Mildly Pasteurized, with 180 Days shelf life natur. Rocket Fuel 12x 250ml NL/UK

Rocket Fuel is a fruit and vegetable blend of apple, coconut water, beetroot, raspberry, and persimmon. Vitamin B1 & C activate the natural energy while vitamin A, B6, B12 and selenium contribute to the normal function of the immune system. Vitamin E contributes to the protection of cells from oxidative stress.

natur. Body Guard 12x 250ml NL/UK

Body Guard is a fruit and vegetable blend of apple, carrot, orange, coconut water, peach, passion fruit and persimmon. Vitamin B1 & C activate the natural energy while vitamin A, B6, B12 and selenium contribute to the normal function of the immune system. Vitamin E contributes to the protection of cells from oxidative stress.

natur. Power Plant 12x 250ml NL/UK

Power Plant is a fruit and vegetable blend of apple, coconut water, pear, spinach, cucumber and persimmon. Vitamin B1 & C activate the natural energy while vitamin A, B6, B12 and selenium contribute to the normal function of the immune system. Vitamin E contributes to the protection of cells from oxidative stress.

Not From Concentrate Fruit Smoothies, 250ml, Mildly Pasteurized, with 180 Days shelf life natur. Goji Galore 12x 250ml NL/UK

Goji Galore is a fruit and vegetable smoothie with coconut water, strawberry, raspberry, goji, apple, kaki and blackcurrant. Vitamin B1 & C activate the natural energy while vitamin A, B6, B12 and selenium contribute to the normal function of the immune system. Vitamin E contributes to the protection of cells from oxidative stress.

natur. Matcha Madness 12x 250ml NL/UK

Matcha Madness is a fruit and vegetable smoothie with coconut water, pear, cucumber, spinach, banana, kaki, apple, spirulina and matcha. Vitamin B1 & C activate the natural energy while vitamin A, B6, B12 and selenium contribute to the normal function of the immune system. Vitamin E contributes to the protection of cells from oxidative stress.

natur. Turmeric Tiger 12x 250ml NL/UK

Turmeric Tiger is a fruit and vegetable smoothie with coconut water, banana, turmeric, pineapple, apple, lime and kaki. Vitamin B1 & C activate the natural energy while vitamin A, B6, B12 and selenium contribute to the normal function of the immune system. Vitamin E contributes to the protection of cells from oxidative stress.

Innovative Snacking Occasions

Filling the consumer need for guilt free products, the company is formulating an innovation without known equal. These will be made available in 3 flavor variants. Research has revealed these are fully on trend, with 100% fruit & vegetables, 100% natural, no additives, and rich in fiber.

natur. on-the-go snackbox
This healthy natur. box is filled with 8 granola bars and 4 snacks. Our snacks only contain natural ingredients and are high in fiber and protein. Perfect for on-the-go and suitable for the whole family.

natur. better bites box
This natur. snackbox is filled with 12 bites that are perfect as a topping for your yoghurt bowl or salad and great for on-the-go. Our snacks contain only natural ingredients and are high in fiber and protein.

Product Development

Since inception the Company has been defining and refining its market and its innovative products accordingly.

The target group is composed of health-conscious consumers looking for convenient fast-food alternatives. This drives product development toward delivering a healthy, tasty and refreshing experience with 100% natural fruit and vegetable juices and smoothies and snacks to take away. Superior product quality and affordability allow the Company to broaden the consumer potential.

Initially the Company developed an extensive line of cold pressed HPP juices consisting of 23 SKU’s, with consumer trending monikers, including fruit and vegetable juices, coconut waters, coconut-water-based smoothies, dairy based smoothies, and nut milks.

Fruit & Vegetable Juices	Coconut Waters	Smoothies	Nutmilks

Tropical Greens	Lemon Aid	Whey Cool	Strawberry Nut Fields
The Clean	Coco Beach	Powerhouse	La Vida
Power Plant	Berry Bliss	Chilling in the Tropics	Choc Fix
Spicy Greens		Berry’d Treasure	Nut-tritious
The Force		Blueberry Hill	Nutcracker Sweet
Fountain of Youth
Beet the Blues
Refresher
Berrylicious
Pearfection

In 2016 operating with market and consumer responsiveness, the Company optimized the original SKUs for efficiency and simultaneously created four exclusive juices for a larger retail chain in The Netherlands. These were sold as the “SmartLine” and included Coco Beach, Refresher (later called Drunk in Love), Power Plant and The Force.

The Company further developed a tighter focused line of beverages to the rest of the market: Spicy Greens, The Clean, Berrylicious, Pearfection, Fountain of Youth, Beet the Blues, and Whey Cool.

Once the retailer exclusive period ended, it allowed the sale of the SmartLine to all other retailers the company again optimized the line around consumer needs resulting in the following flavors to be marketed:

In 250ml PET bottles - Spicy Greens, The Clean, Berrylicious, Pearfection, Fountain of Youth, Beet the Blues, Drunk in Love. In 100ml PET shots - The Charger, The Glow, and The Clean. The Company in 2017 made an entry in to the ’snack drinks’ arena with two 250 ml robust SKUs called Cereal Smoothie, and Morning Glory.

Each time the Company innovates, it considers the European markets best suited for distribution and labels its products accordingly. It is common for the Company to ensure that product can be sold with the proper labels in The Netherlands, France, and the UK; with opportunity assessments before label creation in other languages.

It is common to earn ‘rotations’ for brand presence in large, visible, multi-outlet transportation retailers. In such cases the Company innovates around the needs of those large retailers. In one such case the Company innovated a line of lemonades and orange juices in the single serve package and in multiserve one-liter packaging.

The Company has an innovation pipeline for 2019 through 2021. Already formulated are the products and labels required for a US Market entry. Additionally, the Company is finalizing the Innovative Snacking Occasions product line and seasonal flavor varieties that bring new consumer trial to the brand.

The market shift toward acceptable functional additives is being vetted and innovated by the company so that product introductions might include plant waters, plant proteins, animal proteins (collagen), live cultures, and plant based wellness supplements.

A helpful tool for the Company’s innovation process is its flagship store in the Amsterdam canal district, where consumer interactions can be noted and assessed by the marketing team. In the shop, the Company has introduced a CBD based shot in 30 ml and is formulating other edibles. This is the beginning of other innovations in Fruit Waters / Waters, Protein Drinks, Non-Dairy Nutmilks / Non-allergenic (alternative) Nutmilks, Vinegars, Alternative Sweeteners, Soups and other functional blends.

In the creation of a snack line, the Company has development work being performed in the areas of Chocolates, Crackers, Chips, Fruit, nut & granola bars, seaweed snacks, and cookies.

Primary markets

The fruit juices market was valued globally at USD 71.31 billion in 2016 and is expected to grow at a CAGR of 6.14% during the forecast period, to reach an expected value of USD 121 billion by 2025.   The global fruit and vegetable blends market was valued at USD 51.5 billion in 2016 and is expected to grow at a CAGR of 6.3% during the forecast period, to reach an expected value of USD 89.2 billion by 2025.  The vegetable juices market was valued at USD 31.37 billion in 2016 and is expected to grow at a CAGR of 4.63% during the forecast period, to reach an expected value of USD 46.86 billion by 2025.

We believe that the opportunity for the Natur products can be summarized as follows:

●	globally there is a generic shift towards a healthier lifestyle and healthier foods that is already well established in the more advanced North American and European markets;
●	there is a fast-growing European market for healthy natural juices and snack foods that are easy-to-consume products suited to the needs of a modern lifestyle;
●	illustrating these trends, within the Benelux and UK fruit juice market for example, there is a continuing shift to more complex and more expensive premium juices;
●	a steadily increasing number of consumers are willing to pay a premium for niche brands with superior quality, functional outcomes and special drinking experiences;
●	the major European retailers (including supermarket chains) are evaluating how they can differentiate their respective offerings and enhance consumer experience to attract customers; and
●	governments are legislating against carbonated soft drinks with added sugar reinforcing consumers’ negative opinions of these products and accelerating a shift to raw/fresh natural drinks for all family members;

The Company believes there is now mainstream acceptance in the Netherlands, UK and throughout Europe of ordering food over the internet supported by a well-established fulfillment infrastructure for local delivery; there is no current significant competition from large international players in either the Netherlands or UK, nor wider European markets, in the cold-pressed natural juices market to the best of our knowledge. In the NFC market segment there is no other brand that can match Natur’s Super NFC line in nutrient density, with ambient delivery possibilities for up to four weeks while retaining the organoleptic properties and a shelf life of up to six months.

Customer Sales Authorizations

The Company markets its products through five distinct channels in Europe – chain grocery, petrol and other smaller retail stores, direct to consumer/business, caterers, and wholesalers (who reach independent retailers). Additionally, the Company operates a branded experiential consumer immersion store overlooking the Prinsengracht, one of the main canals of Amsterdam providing heavy foot traffic by natives and tourists.

The Company is building the brand through a combination of permanent shelf space and promotional rotational spaces. Over the past two years, in the Netherlands, these have included presence in the 700-store chain Albert Heijn, the oldest organization owned and operated by the Dutch supermarket operator Ahold, the progressive all-natural retailer Marqt (18 stores), and Plus Supermarkets (256 stores), to name a few. In the petrol sector, the Company conducts business for example with the BP, Total and Avia petrol chains.

In the UK, the past two years, the Company served hundreds of independent natural food stores through direct relationships from a staff of several sales and marketing personnel, while undertaking a branded takeover of WHSmith transportation retailers in a large-scale rotational promotion. The Company has streamlined the market development for the UK and is resetting its strategies for a distributor-oriented expansion. The company’s extended shelf life technologies will support the anticipated slowing at the border of a non-deal Brexit.

Presently, with distribution in several hundred Netherlands retailers, and with a new distribution agreement with one of the UK’s most customer-centric natural foods distributors, the Company is poised for expansion to new authorizations in existing and new markets. An example of such expansion is an authorization pending with the 600-store chain Jumbo.

In 2018 HMS Host and Albert Heijn each represented more than ten percent of our revenues, together representing 58% of our revenues. In 2017 no one represented more than ten percent of our revenues.

Direct to Consumer & Businesses

The Company has invested in an e-commerce platform from the www.int.natur.eu buy now page that provides an end to end solution to direct-to-consumer sales as well as shipments to businesses. This meets the expanding need for healthy snacking where consumers live and work. Customers have the option to select a two-hour time window for when they want to receive their order. For these customers the Company is using an external logistics company providing warehousing and order fulfillment. For business direct customers the Company is using Leen Menken as logistics partner.

Wholesale

Through businesses like Lekkerland (€13 billion turnover in 2017), Sligro (€3 billion turnover in 2017) and Bidfood (€700 million turnover in 2017) the Company is distributing its products to a large variety of smaller outlets. From cafe to caterer, canteen to health care institution and from hotel to restaurant.

Catering

The Company pursues the catering category with the goal of prestigious availability for brand building and commercial interest. The Company is selling to multiple sport clubs, offices, schools and many other public locations. This channel also includes airline catering companies. The Company is in final negotiations with a larger Dutch provider in this channel. This channel also includes outreach to convention centers where the Company has in place an agreement with RAI Amsterdam (largest in The Netherlands), exposing the brand to 1.6 million visitors each year. Through our partner Absolute Taste, the Company has provided healthy juices to The Ryder Cup, several Formula 1 races, Association of Tennis Professionals Finals and The Shard in London.

Festivals and Events

The Netherlands are famous for their festivals. Natur is attending the main dance festivals offering this crowd healthy refreshments, while also selling through regular bars and via mobile sales and sampling teams.

Anticipated new business authorizations

The Company is evaluating expansion in to additional European country markets and the US over the next twelve to twenty-four months.

The first such European expansion will be to Switzerland, which is anticipated to be through Migros, Switzerland’s largest retail company, its largest supermarket chain and largest employer. Migros is also one of the forty largest retailers in the world. With over 600 retail grocery stores, over 200 specialty markets and over 315 restaurants in 5 countries, the Company is working with Migros to select the ideal initial 200 outlets for a phase one implementation of Natur product availability.

Also in 2019, the Company is looking to extend the addressable market for its products with large distribution partners and/or retailers in Germany, Austria, Israel, Eastern Europe and the Middle East.

Entering the United States market will require a calculated expansion plan, beginning with the markets highest indexing in the development of healthy eating and drinking products. New York City is one such market, along with Los Angeles, San Francisco and Central Texas. The United States market is highly reliant on distribution agreements; and those distribution agreements are struck most easily when large natural foods chains authorize the Company’s product lines. The Company plans to rely heavily on innovation to foster success in the United States where working with functional supplements and innovating snacking allow for disruption and competitive advantage.

Distribution

The Company employs the practice of distributing product through independent, third party routes to market. In The Netherlands, the Company deploys product to market through a contract relationship with Leen Menken Food Service Logistics who delivers greater than 10% of the Company’s total Netherlands volume. This professional contract provider, from its distribution center in Zoetermeer, is centrally located in the Randstad, close to the port of Rotterdam and Schiphol Airport. With 15,000 pallet spaces, the Company’s relationship is scalable and efficient for refrigerated storage and transportation. Leen Menken applies work automation according to the latest technical development. On the other hand, for certain activities, dedicated human attention is needed, provided by a workforce of more than fifty people. Menken is certified, and the distribution center works according to the quality requirements of ISO 9001, BRC, SKAL, Lean and Green & AEO.

In the UK, the Company is using CLF Wholesaler to fulfill distribution requirements in that country. Founded in 1998, CLF are the leading UK wholesaler of premium products such as those in the categories of sports nutrition, organic and health food products, vitamins, minerals and supplements, personal care, household products and now chilled and frozen products. CLF offers a daily delivery service from their warehousing facility in Southampton, Hampshire, and successfully provides continuity of supply across over 15,000 products from over 750 leading brands. Their mission is to build upon their position as the wholesaler of choice to the independent health food trade.

Production

The Company relies on more than 10% of its salable product from its relationship with contract packer and investor AMC Group. This special contribution to the strategic business plan represents a high barrier to entry for any potential competing participant, as the scale and breadth of AMC’s operations are unmatched in Europe. Further, it is the platform on which the Company’s plans for the European market will be delivered.

The Company has an integrated product offering primarily using unique cold-pressed juices as a basis for (functional) supplements, boosters and natural snacks. The products are considered as “safe foods” due to our Pure Pulse (PEF 2.0) and High-Pressure Processing (HPP) processes. Pathogens receive a 5+Log reduction while all the goodness, minerals, nutrients and enzymes remain intact. Also, thanks to the extended shelf life and consumption period of the Company’s products the process produces less waste. The Company will deploy unique patented PEF 2.0 technology which creates a product that is not only cold pressed, but also actually enhances the natural flavors. The PEF processing technology allows the Company to be extremely price competitive as less factory workers are needed for this line production technology and, unlike with HPP production, no expensive refrigerated working environment is needed.

For products not produced by AMC, representing a very small percentage of current volume, the Company is working with Coroos, a Dutch family business, in operation since 1957. Coroos’s core competence is the preservation of fruits and vegetables.. Coroos is working with the Company in the spirit of innovation as a collaborative partner.

Sourcing of Raw Materials

The Company relies on the expertise of the AMC Group for sourcing fruit and vegetable juice. The AMC processes begin with proprietary breeds of fruits and vegetables, taking the most advanced and many times patented proprietary extraction methods. Further, they have pioneered proprietary methods for shelf life extension with the greatest retention of enzymes, nutrient density and natural taste.

AMC Group accounted in the aggregate for more than 4.6% of the current accounts payable at September 30, 2018, and the AMC Group companies accounted for more than 21,5% of accounts payable at December 31, 2017.

Government Regulations

There are many food related regulations found in the laws of the different markets in which our products are distributed. The regulatory regime is likely to expand and become more complicated over time in each of our markets. Two principal governing bodies provide guidance and / or regulation in the human consumption food and beverage industry.

Europe’s European Food Safety Authority (EFSA), under Regulation (EC) No 178/2002 (General Food Law Regulation) lays down the general principles and requirements of food law, establishing the EFSA and laying down procedures in matters of food safety. The basis rule is that no food shall be placed on the market that is unsafe, injurious to health or unfit. Under Regulation (EC) No. 852/2004 there are additional food safety regulations based on the HACCP system, and businesses must maintain records of where the raw materials for their products orginated. The basic food labeling law is found in Regulations (EU) 1169/2011 and 1924/2006, which set out the information that must be provide to consummers and indicates what can be provided as nutrition and health claims.

Member States of the EU also have locally applicable laws and regulations covering aspects of public health, product safety, fair trading and adequate information. Currently, because the products of the Company are sold in the Netherlands and the United Kingdom, the Company has to comply with those laws in addition to the EU regulations. As the Company sells products in other Member States, it will have to comply with any additional locally applicable laws.

Food that is not compliant with the food safety requirments of the EU or a Member State will be subject to recall for distruction. Retailers and distributors must help with the withdrawal of unsafe food and pass on information necessary to trace it. Consumers and regulators are to be notified about recalled foods. The recall is typically at the expense of the product producer and typically it can be very costly, not only in terms of monetary expense but also in terms of the reputation of a product.

While not applicable at this time, should the Company enter the United States market with natural, wholesome better for you food and beverages, it will be governed by the US Food and Drug Administration, and to some extent the United States Department of Agriculture. In addition, state regulation may apply to our products and their distribution. Additionally in the United States, there is a substantial body of government regulation and case law that will impact what is deemed “natural” and other aspects of the content of our products, product recalls, food safety and labeling.

The failure to comply with any of the material provisions of the various applicable laws, regulations and other legal requirements may result in fines, product recalls, or termination of our ability to manufacture and distribute our products. Contaminated products may result in product liability claims. The result of these may have an adverse impact on our business reputation and our financial position. We do not believe that any business insurance that we may hold will be adequate to recompense us for our financial damages.

Competition

The Company has entered the very competitive space of better-for-you food and beverage products. There are a considerable number of competitors comprised of a select few multi-national beverage and food conglomerates and a greater number of upstart independent brands, many limited to specific markets.

The multi-nationals with which the Company competes head to head are PepsiCo with their beverage product line Naked distributed broadly in the United States and the European Union, and the Coca Cola Company, with their beverage line Innocent in the European Union and Odwalla in the United States. The Company’s ability to be swift to respond to market opportunity is a competitive advantage over the slower moving larger corporations.

The smaller, more nimble competitors in the beverage arena include the UK’s Savsé, Coolbest, grocery retailer private labels brands, and countless start up beverage labels in the UK, Netherlands, and Switzerland. In the near future, the Company expects to expand into the German, Moldavian, French, Swiss, and United States markets, and we will encounter further competition from competitors that are active in those markets. New products are introduced all the time, many of which will be directly competitive to our products or may be competitive on a tangential basis, but in all cases likely diluting our place in the market as a provider of cold-pressed juice and other fruit and vegetable products.

We also face competition from local outlets selling smoothie products and other fresh squeezed products. While we believe that we compete favorably with our competitors on factors including quality, nutritional integrity, food safety, merchandising, service, sales and distribution, multiple flavors, brand name recognition and loyalty, our products are typically sold at prices higher than most other competing beverage and bar products. Significant competitive pressure from these or other companies could negatively impact our sales and results of operations.

Employees

As of December 28, 2018, Natur had approximately 12 full time employees. Our employees are mostly engaged in corporate headquarters activities and the shop in Amsterdam. We believe employee relations are generally good. Standard working hours are 40 hours a week.

On average, three full time employees are employed in the shop. The employees in the shop have a collective bargaining agreement. The employees work on an hourly rate basis, that includes vacation pay, holidays and a defined contribution pension scheme. The store manager has a monthly contract.

Discontinued Operations

Future Healthcare of America, prior to becoming known as Natur International Corp. operated primarily in the home healthcare and healthcare staffing services in Wyoming and Montana. As a result of its acquisition of Natur, it has taken steps to discontinue its operations in this area of enterprise. As of December 31, 2018, it has terminated all of is staffing services, sold off certain assets, and surrendered its professional servicing licenses. Its current primary activity is to continue to collect outstanding reimbursement claims from various insurance providers and governmental reimbursement organizations, addressing outstanding legal claims and terminating its business operations.

As part of the Company’s strategy to operate in a lean and mean manner, the Company decided to centralize all support functions at the headquarters in the Netherlands and to support global account management centrally. For that reason, effective November 30, 2018, the Company closed down the London office. The existing United Kingdom support functions were transferred to the headquarters in Amsterdam as part of the centralization of support staff initiative.

Properties

We lease 666 square meters of office space at Jachthavenweg 124 in Amsterdam, the Netherlands and the annual rent for this location is EUR 213,647. We believe the rent is competitive with other locations in Amsterdam, and there is available, adequate alternative space available if we elect to change or business location. As we expand our business, we may establish additional office locations. Also, as we grow our business, we may acquire production facilities, warehousing and distribution facilities, either by purchase, lease or subcontracting specific space and facilities.

We currently lease office space in Billings, Montana for $1,525 a month through May 2020.  We have notified the landlord of our plans to terminate the lease in the first quarter of 2019. The landlord wants to settle the remaining lease, however we have not discussed the terms nor amount of a buyout.

We also lease two shops in Amsterdam for the exploitation of our Natur shops. One is at the Prinsengracht, in one of the busiest areas in Amsterdam. The shop has been operational for a year now, and during this period the Company has used this location to further streamline the concept and to develop a real brand awareness flagship store. In this interim period the other shop was sublet. This shop also is situated in the center of Amsterdam.

MANAGEMENT

Executive Officers and Directors

Set forth below is information regarding the current directors and executive officers of the Company as of the date of this Prospectus. Directors are to be elected each year by our stockholders at an annual meeting. Each director holds his office until his successor is elected and qualified or resignation or removal. Executive officers are appointed by our board of directors. Each executive officer holds his office until he resigns or is removed by the board of directors or his successor is appointed and qualified.

Name	Age	Title
Ellen Berkers	45	Chief Executive Officer, Chief Financial Officer and Director
Christopher Spencer	49	Director
Anthony Joel Bay	63	Director
Rudolf Derk Huisman	69	Director
Nina Storms	65	Director

Ellen Berkers has been the Chief Executive Officer, Chief Financial Officer and a director of the Company since the consummation of that certain Share Exchange Agreement among the Company and the former shareholders of the Company’s wholly-owned subsidiary, Natur Holding B.V., a Netherlands-based holding company (“Natur”), on November 13, 2018. Ms. Berkers has been the Chief Financial Officer for Natur since November 2016. She has 20 years of international finance experience and worked for various international companies, including being the Chief Financial Officer of Round Table Media since February 2017, an Interim Finance Director of KPMG Crimsonwing BV from June 2016 to November 2016, and Finance Director at Xerox in the Amsterdam area from March 2012 to April 2016. She also held finance positions with Amtrada Holding B.V., Wolff Cinema Group, Delta Partners, Sara Lee Corporation and Nuon. Ms. Berkers was also the Sarbanes Oxley Compliance Manager at Xerox in Barcelona Spain from Many 2006 to 2007. Ms. Berkers began her career as an auditor at PricewaterhouseCoopers, holds an MSc from Erasmus University, Rotterdam and a post-graduate degree in auditing.

Christopher Spencer has been a director of the Company since 2012 and served as the Company’s Chief Executive Officer and President from 2012 until November 13, 2018. From 2015 to the present, Mr. Spencer has served as Chief Executive Officer and director of Liberated Syndication Inc. and from 1996 to the present, Mr. Spencer has served as Chief Executive Officer and director of FAB Universal Corp. Mr. Spencer also served as a member of the Board of Directors for Anpath Group Inc. from February 2013 until November 2015.

Anthony Joel Bay has been a director of the Company and of Natur since his appointment on January 16, 2019. Since April 2017 Mr. Bay has served as the CEO and Chairman of UPROAR Global Media, a global streaming platform operating from London, UK and Seattle, Washington. From November 2013 to November 2016, Mr. Bay was the Chief Executive Officer for RDIO, Inc., a global music streaming service located in San Francisco, California. From 2011 to March 2013 Mr. Bay was the Global Head of Digital Video for Amazon.com in Seattle, Washington. Mr. Bay has been appointed as a director of the Company for his knowledge and experience in technology, electronic commerce, digital media and supply chain logistics and for his experience as a senior executive at three of the most valuable technology companies in the world. In addition, his roles as a director of private and public companies brings strength in corporate governance and board oversight.

Rudolf Derk Huisman has been a director of the Company and of Natur since his appointment on January 16, 2019. Currently, Mr. Huisman is the strategic advisor of Arbor Media, a Dutch based leading suppliers of audio and video conferencing and archiving solutions and a strategic consultant for risk management. From May 2015 to September 2018, Mr. Huisman was the Global Transition Leader at FEDEX/TNT, responsible for the transition of 14 finance and non-finance processes from 53 countries to a BPO provider. From 2011 to March 2015, Mr. Huisman was the Finance Director of the BA Decorative Paints of AkzoNobel, where he was responsible for the development and successful implementation of a turn-around program of the European business. Mr. Huisman has been appointed as a director of the Company for his financial experience within the corporate context as a chief financial officer and for his familiarity with corporate governance structures and requirements. Additionally, he has experience in emerging entrepreneurships and in turn-around situations. Mr. Huisman is considered a financial expert as a result of his business experience as a chief financial officer.

Nina Storms has been a director of the Company and of Natur since her appointment on January 16, 2019. Ms. Storms is a well-known entrepreneur having led technology and telecommunication companies in Europe and has served as Advisory Board Member of Natur Holding B.V. from January 2014 to January 2019. In 1994 Mrs. Storms founded World Online, which became one of the largest Pan-European Internet telecommunication companies. By 2000 World Online was listed on the stock exchange with an enterprise value greater than EUR 12 billion. Afterwards, she invested in numerous Media and Internet companies. Mrs. Storms, who holds a PhD, is a published author on the subject of creative accounting / fraudulent reporting co-written with published Profs. Rob Kamerling and Henk Langendijk. Mrs. Storms has been appointed as a director of the Company for her role as a co-founder of Natur Holding B.V. and her knowledge of its operations and expansion in Europe and the UK. She is the primary strategist and innovator of the Company.

Board; Committees of the Board of Directors

The board of directors is currently composed of two persons. The Company does not have securities listed on a national securities exchange that has director independence or committee independence requirements. Accordingly, the Company is not required to comply with any director independence requirements.

The Company is not required to have and does not have currently an Audit Committee. The Company’s board of directors performs the same functions of an Audit Committee, including: recommending a firm of independent certified public accountants to audit the financial statements; reviewing the auditors’ independence, the financial statements and their audit report; and reviewing management’s administration of the system of internal accounting controls.

Although the Company does not have and is not required to have an Audit Committee, the directors have determined that Ms. Berkers qualifies as an “audit committee financial expert” as a result of her past business experience and education.

The board of directors currently does not have a compensation or a nominating committee. The directors believe that it is not necessary to have such committees, at this time, because the functions of such committees can be adequately performed by the board of directors.

Code of Ethics

Management of the Company upholds a set of basic values to guide their actions and management is committed to maintaining the highest standards of business conduct and corporate governance. Management has adopted a Code of Business Conduct and Ethics for directors, officers (including the principal executive officer and principal financial officer) and employees. Copies of the Code of Ethics and Business Conduct may be obtained free of charge by written request to Natur International Corp., Jachthavenweg 124, 1081 KJ Amsterdam, The Netherlands, attention: Chief Financial Officer.

Conflict of Interest

The Company has not adopted any policies or procedures for the review, approval, or ratification of any transaction between the Company and any executive officer, director, nominee to become a director, 10% shareholder, or family member of such persons, required to be reported under paragraph (a) of Item 404 of Regulation S-K promulgated by the SEC.

Limitation of Liability of Directors and Indemnification of Directors and Officers

Section 17-16-851 of the Wyoming Business Corporation Act provides that a corporation may indemnify a director against liability incurred in a proceeding if:

(i) (A) the director conducted himself in good faith; and

(B) he reasonably believed that his conduct was in or at least not opposed to the corporation’s best interests; and

(C) in the case of any criminal proceeding, the director had no reasonable cause to believe his conduct was unlawful; or

(ii) the director engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, as authorized by Section 17-16-202(b)(v) of the Wyoming Business Corporation Act.

A director’s conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (a)(i)(B) of Section 17-16-851.

The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in Section 17-16-851.

Unless ordered by a court under Section 17-16-854(a)(iii) of the Wyoming Business Corporation Act, a corporation may not indemnify a director under Section 17-16-851:

(i) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the standard of conduct under subsection (a) of Section 17-16-851; or

(ii) In connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in the director’s capacity.

Section 17-16-852 of the Wyoming Business Corporation Act requires that a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Under Section 17-16-853 of the Wyoming Business Corporation Act, a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the expenses incurred in connection with the proceeding by an individual who is a party to a proceeding because that individual is a member of the Board of Directors if he delivers to the corporation:

(i) A written affirmation of his good faith belief that the standard of conduct described in Section 17-16-851 has been met by the director or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by Section 17-16-202(b)(iv); and

(ii) His written undertaking to repay any funds advanced if the director is not entitled to mandatory indemnification under Section 17-16-852 and it is ultimately determined under Section 17-16-854 or 17-16-855 that he has not met the standard of conduct described in Section 17-16-851.

Article IX of the Company’s Articles of Incorporation provides for the indemnification of our directors and officers to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors and officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by or paid to those persons who were the Company’s Chief Executive Officer and Chief Financial Officer in 2016 and 2017 (collectively, the “Named Executive Officers”).  There were no other executive officers of the Company whose total salary and bonus exceeded $100,000 for the periods presented.

Name and Principal Position	Year	Salary(1)	Option Awards	All Other Compensation	Total Compensation

Christopher Spencer(2)	2017	$50,000	$-	$-	$50,000
Chief Executive Officer	2016	$50,000	$-	$-	$50,000

John Busshaus(3)	2017	$50,000	$-	$-	$50,000
Chief Financial Officer	2016	$50,000	$-	$-	$50,000

(1)	Earned but not paid as of December 31, 2017. The salary amounts due as of November 13, 2018 were settled by the issuance of an aggregate of 1,011,781 shares of common stock to each of Messrs. Spencer and Busshaus.
(2)	Mr. Spencer resigned as Chief Executive Officer effective November 13, 2018.
(3)	Mr. Busshaus resigned as Chief Operating Officer effective November 13, 2018.

Employment Arrangements After November 13, 2018

As of November 13, 2018, the Company appointed Ms. Ellen Berkers as the Chief Executive Officer and the Chief Financial Officer of the Company. Ms. Berkers works under a consulting arrangement and is paid a monthly fee equivalent to $14,045.

After November 13, 2018, Mr. Spencer, who continues as a director of the Company, provides services to the Company under a consulting arrangement to help in the winding up of the Future Healthcare of America business and facilitate the transition requirements of the acquisition of Natur Holding, B.V. by the Parent. Mr. Spencer is paid a monthly amount of $2,000 for the consulting services.

Outstanding Equity Awards at Fiscal Year 2017 End

There were no equity awards outstanding for the Named Executive Officers as of December 31, 2017.

Grants of Plan-Based Awards for Fiscal Year 2017

There were no plan-based equity awards made to the Named Executive Officers during fiscal 2017.

Option Exercises and Stock Vested at Fiscal Year 2017 End

There were no option exercises and restricted stock that vested during fiscal 2017 for the Named Executive Officers.

Pension Benefits

As of December 31, 2017, the Company does not have any plans that provide for payments or other benefits at, following, or in connection with retirement.

From the first quarter 2019, the Company will offer its employees a defined contribution plan, on a 60% employer costs and 40% employee costs basis. The pension plan is offered through a pension plan insurance provider.

Nonqualified Deferred Compensation

The Company does not have a Deferred Compensation Plan for its executive officers.

Other Potential Post-Employment Payments for Fiscal Year 2017 End

As of December 31, 2017, there were no Named Executive Officers with employment contracts that require or required severance or other post-employment payments.

Summary Information about Equity Compensation Plans

The Company currently does not have any stock option or equity award plan to incentivize those that contribute to the development and operations of the Company. Natur, under a one or more plans or arrangements to be adopted by Natur International Corp., intends to offer various equity awards to its employees, consultants, officers and directors. This plan will also be available to similarly positioned persons of the parent company. No specific number of shares currently has been allocated to any equity award plan or similar arrangement; however it is contemplated that approximately 10,000,000 shares of Common Stock may be initially allocated to such plans or arrangements. The terms of any equity award plan or arrangement and the terms of specific awards will be determined by the board of directors or duly constituted committee thereof. Any equity award plan or arrangement may also have to be approved by the shareholders of the company, after adoption by the board of directors to satisfy the requirements of any tax laws, national exchange requirements and corporate requirements.

The Company is planning to adopt an equity award program and once adopted, the Company is expected to issue options to acquire up to 5,800,000 shares of Common Stock to Ms. Berkers and make available to other employees of the Company and its subsidiary an aggregate of 10,440,000 shares of Common Stock. The Company also is expected to include additional shares of Common Stock so as to be able to award equity incentive grants to its directors and other persons that contribute to the growth and development of the Company.

Director Compensation

In 2017, we did not pay our non-employee directors a cash retainer. We reimburse directors for out-of-pocket expenses they incur when attending meetings of the Board. Salaried executives who serve as directors do not receive any compensation for their services as directors. As of December 31, 2017, there were no stock options outstanding that were granted to any of our directors.

The directors of Natur, when appointed or otherwise taking office, will be compensated at a rate to be determined by the board of directors of Natur, with the approval of the Board of the Parent.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future, if at all.

MARKET INFORMATION FOR COMMON STOCK

The following table sets forth the high and low closing sale prices for each quarterly period in the past two fiscal years.

Until January 7, 2019, our common stock traded under the symbol “FUTU,” when it was changed to “NTRU” to reflect the change in the corporate name to Natur International Corp. As of January 9, 2019, the high and low closing sale price of a share of our common stock was $0.13 and $0.09, respectively.

	Common Stock
	(FUTU)
	High	Low
2017

First Quarter	$0.10	$0.08
Second Quarter	$0.0811	$0.04
Third Quarter	$0.10	$0.0811
Fourth Quarter	$0.85	$0.0251

2018

First Quarter	$0.09	$0.04
Second Quarter	$0.06	$0.02
Third Quarter	$0.06	$0.02
Fourth Quarter	$0.09	$0.02

Holders

We have approximately 7,000 stockholders. This figure includes an indeterminate number of stockholders who hold their shares in “street name”.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Parent Corporation

During the fiscal years ended December 31, 2017 and the nine months ended September 30, 2018, there were no transactions in which the Parent was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

The Company has a consulting arrangement with Christopher Spencer for his services as a director of the Company, payable at the monthly rate of $2,000.

The Company has agreed to compensate Nina Storms, a director of the Company, through her personal service company, with an annual payment of Euro 24,000 and reimbursement of her expenses.

Subsidiary Corporation - Natur

During the year 2017 and the nine months ended September 2018, the following transactions were carried out in which Natur was or is to be a participant and the amount involved exceeds $120,000 or one percent of the average of the Company’s total estimated revenues for full year 2018, and in which any related person had or will have a direct or indirect material interest.

AMC Innova and AMC Novel Technologies has been the supplier of the juices that the Company is selling. Both AMC-companies are directly affiliated with SFI Gestion de Participaciones Minoritarias, a significant shareholder of the Company. Total purchased juices from AMC for the 12 months ended December 31, 2017 and for the nine months ended September 30, 2018, were $0.9 million and $1.3 million, respectively.

Efficiency Life Fund (“ELF”) provided loans to Natur during the fiscal year 2017 and the nine months ended September 30, 2018. As of September 30, 2018, the loans aggregated $11,846,208. No interest was charged to Natur on the loans, and the loans are due September 1, 2019. ELF has been granted a conversion right (not obligation) to acquire shares as of November 1, 2019, at a valuation of Natur of $23.3 million or €20 million. Natur can only prevent ELF exercising this right if the Company makes the repayments as reflected in the schedule below. If the conversion is not exercised, the loan will remain unpaid and interest of 5% will be calculated going forward. NL Life Sciences B.V., a significant shareholder of the Company, is a signatory party to the convertible loan agreement, agreed to pledge a portion of its shares in the Company in favor of ELF up to an amount equal to 10% of the Company’s issued shares as a security for the Company’s repayment obligation of the loan.

Natur has a consulting arrangement with Ellen Berkers for her services as the Chief Executive Officer and the Chief Financial Officer of the Company, payable at the monthly rate of $14,045.

Anthony Joel Bay, a director of the Company through La Bay Ventures Inc., his personal service company in the Netherlands, has entered into a four year agreement with Natur for all his services to it and the Company. The agreement complies with the corporate service agreement provisions of Netherlands law and is governed by the law of that jurisdiction. La Bay Ventures will be paid Euro 24,000 per annum, monthly, reimbursed for expenses in providing the services, and will be issued a six year option to purchase an aggregate of 7,319,321 shares of common stock of the Company. The agreement also has typical intellectual property, non-competition, and confidentiality provisions for the benefit of both Natur and the Company. The option granted by he Company provides for equal quarterly vesting of the shares commencing March 31, 2019, over three years ending December 31, 2021, with the right to exercise vested shares at $.030303 per share at any time until March 31, 2025, the sixth year anniversary. The option provides for cashless exercise and may be registered for resale at the election of the Company. If the service agreement is terminated for a breach thereof, all vested and unvested options will terminate, but if the service agreement is otherwise terminated, then only then vested options will continue to be exercisable for the full term. Any unvested options will accelerate if there is a change of control through the sale of 90% or more of the equity of the Company.

Rudolf Derk Huisman, a director of the Company through Pas Beheer BV, his personal service company in the Netherlands, has entered into a four year agreement with Natur for all his services to it and the Company. The agreement complies with the corporate service agreement provisions of Netherlands law and is governed by the law of that jurisdiction. Pas Beheer will be paid Euro 24,000 per annum, monthly, reimbursed for expenses in providing the services, and will be issued a six year option to purchase an aggregate of 7,319,321 shares of common stock of the Company. The agreement also has typical intellectual property, non-competition, and confidentiality provisions for the benefit of Natur and the Company. The option granted by the Company provides for equal quarterly vesting of the shares commencing March 31, 2019, over three years ending December 31, 2021, with the right to exercise vested shares at $.030303 per share at any time until March 31, 2025, the sixth year anniversary. The option provides for cashless exercise and may be registered for resale at the election of the Company. If the service agreement is terminated for a breach thereof, all vested and unvested options will terminate, but if the service agreement is otherwise terminated, then only then vested options will continue to be exercisable for the full term. Any unvested options will accelerate if there is a change of control through the sale of 90% or more of the equity of the Company.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information regarding beneficial ownership of the Common Stock as of the date of this prospectus (i) by each person who is known by us to beneficially own more than 5% of the Common Stock; and (ii) by our executive officers and directors; and (iii) by all executive officers and directors as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage(2)

Executive Officers and Directors
Ellen Berkers	-		-

Christopher Spencer	2,011,781		1.56%

Anthony Joel Bay	609,943	(3)	4.5%

Rudolf Derk	609,943	(4)	4.5%

Nina Storms	-0-		-

Directors and executive officers as a group (5 persons)	3,231,667		2.5%

Five Percent Stockholders
Alpha Capital Anstalt(5)	12,892,014		9.99%

SFI Gestion de Participaciones Minoritarias, SL(6)	82,450,133		63.9%

NL Life Sciences Holding B.V.(7)	82,450,133		43.2%

Efficiency Investment Fund – 6th Wave SP(8)	32,367,213		21.1%

Stichting Apollo Investments Management(9)	18,492,520		12.9%

(1)	Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated, subject to community property laws, where applicable. Includes any securities that such person has the right to vote or acquire within sixty (60) days of January 11, 2018, pursuant to options, warrants, conversion privileges or other rights.

(2)	Based on 129,049,192 shares of Common Stock issued and outstanding.

(3)	Represents shares of Common Stock exercisable within 60 days of the date hereof under a six year option to purchase an aggregate of 7,319,321 shares of Common Stock, subject to quarterly vesting over a three year period.

(4)	Represents shares of Common Stock exercisable within 60 days of the date hereof under a six year option to purchase an aggregate of 7,319,321 shares of Common Stock, subject to quarterly vesting over a three year period.

(5)	Alpha holds 2,469.131 shares of Series A Preferred Stock which are currently convertible into an aggregate of 81,481,405 shares of common stock. Alpha also holds two warrants to acquire up to 39,000,000 shares of common stock. The total number of shares of common stock that Alpha is able to acquire is 120,481,405 shares. Under the terms of the Series A Preferred Certificate of Designation and the terms of the warrants, the holder thereof may not own in excess of 9.9% of the common stock of the Company, which currently is equal to 12,892,014 shares of common stock. The address for Alpha Capital Anstalt is Pradafant 7, Furstentums 9490, Vaduz, Liechtenstein. Konrad Ackermann holds voting and dispositive power over such shares.

(6)	The address of this stockholder is Crta. Madrid – Cartagena, Km. 383, Espinardo, Murcia, Spain. Jose Miguel Uriona holds voting and dispositive power over these shares.

(7)	Includes 61,849,000 shares of Common Stock issuable upon conversion of 61,849 shares of Series B Preferred Stock. The address of this stockholder is Jachthavenweg 124, 1081 KJ Amsterdam, the Netherlands. Karen Brink holds voting and dispositive power over these shares.

(8)	Includes 24,280,000 shares of Common Stock issuable upon conversion of 24,280 shares of Series B Preferred Stock. The address of this stockholder is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, Grand Cayman, KY1-9008 Cayman Islands. Tommaso Mingazzini and Stefano Zavaglia hold voting and dispositive power over these shares.

(9)	Includes 13,871,000 shares of Common Stock issuable upon conversion of 13,871 shares of Series B Preferred Stock. The address of this stockholder is c/o Apollo Investments C.V., Jachthavenweg 124, 1081 KJ Amsterdam the Netherlands. Albert Brink and Clayton Day hold voting and dispositive power over these shares. The shares held by Apollo Investments C.V. are being distributed to its partners as part of a winding up of its investment in the Company.

DESCRIPTION OF CAPITAL STOCK

Capital Stock

Under our Second Amended and Restated Articles of Incorporation (“Articles of Incorporation”), we are authorized to issue 200,000,000 shares of common stock, par value $0.001 per share, of which 129,049,192 shares were issued and outstanding as of January 11, 2019, and 5,000,000 shares of preferred stock, par value $0.001 per share, of which 2,469.131 shares have been classified as Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and 100,000 shares have been classified as Series B Preferred Stock (the “Series B Preferred Stock”). As of January 11, 2019, there were 2018, 2,469.131 shares Series A Preferred Stock and 100,000 shares of Series B Preferred Stock issued and outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Our Articles of Incorporation do not provide for cumulative voting in the election of directors. The holders of our common stock will be entitled to cash dividends as may be declared, if any, by our Board of Directors from funds available. Upon liquidation, dissolution or winding up of the Company, the holders of our common stock will be, subject to the rights of the Series A Preferred Stock, entitled to receive pro rata all assets available for distribution to the holders. There are no pre-emptive, conversion, or redemption rights attached to our common stock.

Series A Preferred Stock

Our Articles of Incorporation designate 2,469.131 shares of Series A Preferred Stock. Holders of Series A Preferred Stock have the option to convert their shares into that number of shares of common stock equal to the Stated Value (i.e. $1,000) divided by the conversion price of $0.030303 (subject to adjustment as set forth in the Articles of Incorporation). Of the 2,469.131 authorized shares of Series A Preferred Stock, a total of 757.575 shares now may be converted at any time at the option of the holder, and total of 1711.556 shares shall be convertible at any time after the Company amending its Articles of Incorporation to adjust the number of authorized shares of common stock to permit the Company to issue a sufficient number of common shares in conversion of such 1711.556 shares of Series A Preferred Stock.

The Series A Preferred Stock has no voting rights. Holders of Series A Preferred Stock are entitled to receive dividends as declared and paid on the Company’s common stock on an as-converted basis. Upon liquidation, dissolution or winding-up of the Company, the holders of Series A Preferred Stock shall be entitled to receive an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon, for each share of Series A Preferred Stock before any distribution or payment shall be made to the holders of Series B Preferred Stock or common stock.

Of the shares of the Series A Preferred Stock, the common stock underlying 469.131 of those shares may be sold as of the date of this prospectus pursuant to Rule 144 on the basis of a holding period in excess of one year.

Series B Preferred Stock

Our Articles of Incorporation designate 100,000 shares of Series B Preferred Stock. Each share of Series B Preferred Stock will convert automatically into 1,000 shares of the Company’s common stock upon the filing by the Company of an amendment to the Articles of Incorporation to adjust the number of authorized shares of common stock to permit the Company to issue a sufficient number of common shares upon conversion of the Series B Preferred Stock. Each holder of Series B Preferred Stock is entitled to cast the number of votes that is equal to the number of shares of common stock into which the shares of Series B Preferred Stock are convertible. Holders of Series B Preferred Stock are entitled to receive dividends as declared and paid on the Company’s common stock on an as-converted basis.

Registration Rights

On September 21, 2018, in connection with a private placement of the Series A Preferred Stock, the Company and Alpha entered into a registration rights agreement providing for the registration for re-sale by Alpha of the shares of common stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the two warrants also issued to Alpha. The Company has committed to file the registration statement by no later than January 11, 2019 and to cause the registration statement to become effective no later than the 60th calendar day following the filing date (or, in the event of a “full review” by the Securities and Exchange Commission (“SEC”), the 90th calendar day following the filing date). The registration rights agreement provides for liquidated damages upon the occurrence of certain events, including our failure to file the registration statement or cause it to become effective by the deadlines set forth above. The amount of liquidated damages payable to Alpha would be 2% of the aggregate amount invested by Alpha for each 30-day period, or pro rata portion thereof, during which the default continues, up to a maximum amount of 10% of the aggregate amount invested by Alpha. The Company filed the registration statement of which this prospectus is a part with the SEC pursuant to the registration rights agreement.

The Company has not provided registration rights to any other equity or other security holder of the Company.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Issuer Direct. The transfer agent’s address is 1981 East Murray-Holladay Road, Suite 100, Salt Lake City, UT 84117, and its telephone number is (801)-272-9294. The global headquarters office if Issuer Direct is located at 500 Perimeter Park Drive, Suite D, Morrisville NC 27560 and its telephone number is 1-919-481-4000

Trading Market of the Common Stock

Our common stock is listed on the OTCQB under the symbol “NTRU.” Until January 7, 2019, the common stock was traded under the symbol “FUTU.”

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Golenbock Eiseman Assor Bell & Peskoe LLP, New York, New York.

EXPERTS

The audited financial statements of Future Healthcare of America as of December 31, 2016 and 2017, incorporated by reference in this prospectus and the registration statement, have been audited by Gregory & Associates, LLC, an independent registered public accounting firm, as stated in their report. Such financial statements have been included in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

The audited financial statements of Natur Holding, B.V., as of December 31, 2017 and for the nine months as of September 30, 2018, incorporated by reference in this prospectus and the registration statement, have been audited by Malone Bailey LLP, an independent registered public accounting firm, as stated in their report. Such financial statements have been included in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, contains all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and our common stock, you may refer to the registration statement.

You may read, without charge, and copy, at prescribed rates, all or any portion of the registration statement or any reports, statements or other information in the files at the public reference room at the SEC’s principal office at 100 F Street NE, Washington, D.C., 20549. You may request copies of these documents, for a copying fee, by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our filings, including the registration statement, will also be available to you on the Internet website maintained by the SEC at http://www.sec.gov.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC permits us to “incorporate by reference” the information contained in documents we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. We have filed with the SEC, and incorporate by reference in this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 28, 2018;
●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018, and September 30, 2018, filed on May 4, 2018, August 8, 2018 and November 2, 2018, respectively;
●	our Amendment No. 1 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed on November 9, 2018;
●	our Current Reports on Form 8-K filed on May 21, 2018, July 18, 2018, August 31, 2018, September 24, 2018, October 3, 2018, October 23, 2018, November 15, 2018, November 19, 2018, December 11, 2018, January 4, 2019 and January 23, 2019;
●	our Amendment No. 1 filed on January 10, 2019, and our Amendment No. 2 filed on January 11, 2019, to the Current Report on Form 8-K originally filed on November 19, 2018; and
●	the description of our common stock contained in our Form 8-A filed with the SEC on March 21, 2013 (File No. 000-54917) and any amendment or report filed with the SEC for the purpose of updating the description.

Any statement contained in any document incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any additional prospectus supplements modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct written requests to: Natur International Corp., Jachthavenweg 124, 1081 KJ Amsterdam, The Netherlands, Attn: Investor Relations, or you may call 011 31-20-578-770.